Exhibit 99.1

For immediate release

August 6, 2020

AtriCure Announces Angie Wirick as Chief Financial Officer

MASON, Ohio, August 6, 2020 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, announced today that Andy Wade is stepping down from the position of Chief Financial Officer (CFO) for personal reasons and moving into an advisory role through March 5, 2021. Angie Wirick, current Vice President of Finance, has been promoted to CFO effective immediately.

“On behalf of our team at AtriCure and our Board of Directors, I want to thank Andy for his contributions to our company over the past 13 years,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “Andy has been instrumental to our global success and position of financial strength. Through his strong leadership, we achieved critical milestones to build AtriCure’s foundation and position our company for accelerated growth. These accomplishments have propelled our company to new levels of success and created significant shareholder value.”

“I am honored to have been a part of a tremendous team and world-class culture at AtriCure,” said Mr. Wade. “It has been a true privilege to work alongside colleagues who are passionately committed to our mission of improving patient lives and to see the growth of our impact in reducing the Afib epidemic around the world. While stepping down was a difficult decision, I am looking forward to moving into an advisory role and spending more time with my family.”

Mr. Carrel also stated, “We are excited to have Angie as our new CFO. Angie has been an integral part of our team for six years. I congratulate Angie on the new role and look forward to continuing to work with her on our strategic initiatives and leading the company into the future.”

Ms. Wirick joined AtriCure in July 2014 and most recently has been the Vice President of Finance, responsible for the global accounting and finance functions of the Company. Before AtriCure, Ms. Wirick spent 12 years at Deloitte & Touche LLP in managerial roles and began her career at Arthur Andersen LLP. Ms. Wirick is a certified public accountant and holds a Bachelor of Science in Accounting from the University of Dayton.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage (LAA) Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s cryoICE is the first U.S. Food and Drug Administration (FDA)-cleared cryo ablation probe for the temporary ablation of peripheral nerves to block pain, providing temporary pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. Actual results could differ materially.

CONTACTS:

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com